Exhibit 99.1

CONTACTS:	Dennard ▪ Lascar Associates Ken Dennard / Rick Black 713-529-6600 ecig@dennardlascar.com

FOR IMMEDIATE RELEASE

Electronic Cigarettes International Group

ANNOUNCES ITS UK SUBSIDIARY HAS BEEN PLACED UNDER ADMINISTRATION PROCESS IN THE UNITED KINGDOM

GOLDEN, CO – March 7, 2017 – Electronic Cigarettes International Group, Ltd. (the “Company” or “ECIG”), a leading global marketer and distributor of electronic cigarettes and vapor products, today announced that Must Have Limited, a limited liability company incorporated in England and Wales (“MHL”) and wholly-owned subsidiary of Electronic Cigarettes International Group, Ltd., a Nevada corporation (the “Company,”), was placed under the “administration” process (the “Administration”) in the United Kingdom (“UK”) by order of the High Court of Justice, Chancery Division, Companies in England and Wales. Geoff Rowley and Anthony Collier, both partners at FRP Advisory LLP, were appointed as joint administrators with respect to MHL.

The Administration process results from an unsatisfied tax obligation of MHL in the amount of approximately $3 million which remains owed to HM Revenue & Customs (“HMRC”). Despite multiple attempts to satisfy the tax obligation and other expected near term obligations, the Company is unable to continue to fund the operations or any obligations of MHL.

“Based on the administration process in the United Kingdom we will be evaluating the strategic alternatives available for the future of the company,” stated Dan O’Neill, ECIG’s CEO. “Legacy financial commitments and MHL’s underperformance in the UK prevented the subsidiary from meeting its financial obligations.”

In the UK, administration is the process by which administrators are appointed over the assets and undertaking of an entity in circumstances in which it is believed that entity is, or is likely to become, unable to pay its debts as they fall due and there is a real prospect that administration is likely to achieve one or more of the following:

a) rescuing the company as a going concern;

b) realizing a better result for the company's creditors as a whole than would be likely if the company were wound up;

or

c) realizing property to make a distribution to one or more secured or preferential creditors.

Purposes b) and c) apply to the administration order of MHL granted on March 7, 2017.

Cross-Default of Company Debt

The winding up petition presented by HMRC in respect of the unsatisfied tax obligation of MHL described above and the Administration of MHL has caused the Company to default under all of its outstanding secured debt obligations (the “Cross-Defaults”), including under that certain Credit Agreement, dated April 27, 2015, between the Company and an institutional investor, previously disclosed in the Company’s Current Report on Form 8-K filed with the Securities Exchange Commission on May 1, 2015. The Cross-Defaults have resulted in the acceleration of approximately $104 million of outstanding debt owed by the Company, which amounts have become immediately due and payable (the “Accelerated Debt”).

The Board of Directors and executive management of ECIG are considering a variety of strategic alternatives to address the Administration, Cross-Defaults and the Accelerated Debt.

Electronic Cigarettes International Group

Electronic Cigarettes International Group (OTCBB: ECIG), a leading global marketer and distributor of electronic cigarettes and vapor products, is dedicated to providing a compelling alternative to traditional cigarettes for more than 1 billion current smokers around the world. The Company offers consumers a full product portfolio whose brands include VIP, FIN, Vapestick, and others, incorporating superior product quality and the latest technology. The Company owns multiple subsidiary companies and has operations in North America and Western Europe. ECIG offers consumers a full product portfolio that incorporates product quality and the latest technology. To learn more, visit www.ecig.co.

Safe Harbor Disclosure

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are any statement reflecting management’s current expectations regarding future results of operations, economic performance, financial condition and achievements of ECIG, including statements regarding ECIG’s expectation to see continued growth. Forward-looking statements, specifically those concerning future performance are subject to certain risks and uncertainties, and other factors are disclosed in the Company’s filings with the Securities and Exchange Commission. Unless required by applicable law, ECIG undertakes no obligation to update or revise any forward-looking statements.

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